Exhibit 99.1
DELEK US HOLDINGS ANNOUNCES
$300 MILLION REVOLVING CREDIT FACILITY
Brentwood, Tenn., February 25, 2010 — Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, marketing, supply and retail industries, today announced that its wholly-owned subsidiary, Delek Refining, Ltd., has entered into a new four-year, $300 million asset-backed revolving credit facility (“ABL facility”). The new ABL facility replaces the existing ABL facility which would have expired in April 2010.
The ABL facility is structured to include: (i) a $300 million revolving credit limit; (ii) a $300 million letter of credit sublimit; and (iii) an accordion feature which permits an increase in borrowings of up to $600 million, subject to additional lender commitments. The facility will mature in February 2014.
The primary purpose of the ABL facility is to help finance the working capital requirements of the Company’s refining segment.
Uzi Yemin, President and Chief Executive Officer of Delek US, remarked: “In connection with the ongoing support of our lenders, we have secured a long-term credit facility for Delek Refining. The terms of our new ABL facility provide us with a significant degree of financial flexibility, as evidenced by the inclusion of an accordion feature which increases the size of the facility from $300 million up to $600 million.”
Yemin continued: “The strong indications of interest we received from potential lenders led this deal to be oversubscribed. We believe such interest is a testament to the financial community’s continued confidence in the stability and growth potential of our Company.”
About Delek US Holdings
Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, marketing and supply of refined products, and retail marketing of fuel and general merchandise. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart® East Coast®, Discount Food Mart™ , Fast Food and Fuel™ and Favorite Markets® brand names.

U.S. Investor / Media Relations Contact:
Noel Ryan III
Director, Investor Relations/Communications
Delek US Holdings, Inc.
615-435-1356
Israel Media Relations Contact:
Reut Gilady / Irit Radia
ARAD Communications
011-972-3-7693346

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